UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)   February 2, 2005

                                          MFB Corp.

                  (Exact Name of Registrant as Specified in Its Charter)
 Indiana                                             0-23374

(State or Other Jurisdiction of Incorporation)(Commission File Number)

 35-1907258
IRS Employer Identification No.)

                        4100 Edison Lakes Parkway, Suite 300,
                          P.O. Box 528, Mishawaka, Indiana 46546
                  (Address of Principal Executive Offices) (Zip Code)

                                           (574) 277-4200

                       (Registrant's Telephone Number, Including Area Code)


              (Former Name or Former Address, if Changed Since Last Report)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

         Written communications pursuant to Rule 425 under the Securities Act
                (17 CFR 230.425)

         Soliciting material pursuant to Rule 14a-12 under the Exchange Act
                (17 CFR 240.14a-12)

         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




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Item 1.01 Material Definitive Agreement.

MFB Corp.'s wholly owned banking subsidiary, MFB Financial, and Mellinger Financial Services, Inc., operator of Northwestern Mutual Financial Network-South Bend ("Tenant"), have entered into a lease agreement as of February 2, 2005. MFB Financial will lease to Tenant approximately 15,000 square feet on the second floor of MFB Corp.'s corporate headquarters located in the Edison Lakes office park in Mishawaka, Indiana.

The lease term extends for 84 months, or 7 years, commencing when the space is built out and delivered to Tenant, anticipated to occur in May 2005. The term may be renewed by the Tenant for 2 additional 5-year terms, with an agreed-upon increase in rent, provided that the Tenant is not in default under the lease. MFB Financial has also granted the Tenant a right of first refusal to additional space contiguous to its leased space, if it becomes available.

In addition to basic rent payable to MFB Financial monthly during the lease term, the Tenant has agreed to pay additional rent in the form of the Tenant's percentage share of the operating costs of the building.

Both MFB Financial and the Tenanat have undertaken specific responsibilities under the terms and conditions of the lease, such as MFB Financial's obligations as a landlord to maintain the building and the leased premises in an appropriate manner, and a default by either party of these obligations may lead to cancellation of the lease and or other remedies available at law or in the lease agreement. In addition, each party has agreed to indemnify and hold the other party harmless from losses caused by or suffered as a result of violations of the lease obligations.

Tenant is the general agent for a sales territory for The Northwestern Life Insurance Company, a Wisconsin corporation ("Northwestern Life"). MFB Financial, the Tenant and Northwestern Life have entered into an agreement supplemental and attached to the lease agreement pursuant to which the parties agree that the Tenant may voluntarily assign the lease to Northwestern Life or to any successor general agent for the sales territory, and the assignee will assume and continue to be obligated to MFB Financial under the lease. Further, if for any reason the Tenant's agreement to serve as a general agent for Northwestern Life is terminated, then Northwestern Life or the successor general agent will automatically be assigned and assume the lease obligations to MFB Financial.

In addition, The Northwestern Mutual Life Insurance Company, a Wisconsin corporation ("Northwestern Mutual") has, as a condition to the lease, executed and delivered a Lease Guaranty in favor of MFB Financial. Northwestern Mutual irrevocably guarantees to MFB Financial the full and prompt payment and performance by Tenant (including Northwestern Life or any successor general agent which becomes the Tenant by assignment) of the obligations under the lease, to the extent those obligations are not increased or expanded by any options or other actions of the Tenant.

MFB Financial announced the lease agreement in a press release dated February 2, 2005, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.


Item 9.01 Financial Statements and Exhibits.

         (c)  Exhibits

                   Exhibit No.                                   Description
                       99.1               Press Release issued February 2, 2005.




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                                   SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date:  February 2, 2005                           MFB Corp.

                                                  By:   /s/ Charles J. Viater
                               Charles J. Viater,
                                                        President and CEO



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                                                                  Exhibit 99.1

For Immediate Release
                                                 For more information contact:
                                                 Charles Viater (574) 273-7601


Northwestern Mutual Financial Network-South Bend to move its offices to MFB
Plaza

(South Bend, Indiana, 2-02-05)--MFB Corp (the "Company"), the parent company of MFB Financial (the "Bank") announced today that Northwestern Mutual Financial Network-South Bend will move its offices to newly renovated space at the Bank's new corporate headquarters located in the Edison Lakes office park in Mishawaka, Indiana. Richard D. Mellinger, Managing Partner of Northwestern Mutual indicated they will occupy approximately 15,000 square feet at MFB Plaza, 4100 Edison Lakes Parkway. . "Space planning has already begun and we expect to move in by May of this year," according to Mr. Mellinger.

"Northwestern Mutual is a highly respected organization that will enhance the image of the Plaza as the premier professional office center in the area. They have committed to long term occupancy here at the Plaza and we are very pleased to have them join us," said Charles Viater, President and CEO of MFB Financial.

MFB purchased the building in November, 2003 from US Steel, who acquired the building as part of their acquisition of National Steel earlier that same year. The ten year old, three story structure has approximately 114,000 square feet of useable space. After modifying the building to meet its needs, the Bank completed its move into the Plaza this past summer and occupies the third floor and a portion of the first. Northwestern Mutual will move in on the second floor.

Northwestern Mutual Financial Network-South Bend has approximately eighty Financial Representatives throughout Northern Indiana, who are part of a network of specialists offering a wide array of products. They provide expert guidance on insurance, investment products and services, retirement and estate planning, education funding and employee benefits as the sales and distribution arm of Northwestern Mutual Life Insurance Company, Milwaukee, Wisconsin.

         MFB Corp.'s wholly-owned bank subsidiary, MFB Financial, provides retail and business financial services to the Michiana area through its eleven banking centers in St. Joseph and Elkhart counties.